INDEPENDENT AUDITORS CONSENT

     We consent to the incorporation by reference in the Registration Statement of Concord Camera Corp. on Form S-8 relating to the certain stock options ("Options") from time to time granted to Joseph Fusco pursuant to an employee benefit plan established for the benefit of Mr. Fusco of our report dated September 12, 1996, with respect to the consolidated financial statements and schedule of Concord Camera Corp. included in the Annual Report on Form 10-K for the year ended June 30, 1996.



ERNST & YOUNG LLP

MetroPark, New Jersey
October 25, 1996

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